Exhibit 2.1

AGREEMENT OF MERGER

among:

EBAY INC.,

a Delaware corporation;

HARBOUR ACQUISITION LTD.,

an Israeli company;

and

SHOPPING.COM LTD.,

an Israeli company

Dated as of June 1, 2005

i

TABLE OF CONTENTS

(CONTINUED)

ii

TABLE OF CONTENTS

(CONTINUED)

iii

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER is made and entered into as of June 1, 2005, by and among EBAY INC., a Delaware corporation (“Parent”), HARBOUR ACQUISITION LTD., an Israeli company under the control of Parent (“Merger Sub”), and SHOPPING.COM LTD., an Israeli company (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of the Companies Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the Merger and the Contemplated Transactions.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company are executing Shareholder Undertakings (the “Shareholder Undertakings”) in favor of Parent and granting irrevocable proxies to a mutually-agreed-upon proxyholder, pursuant to which such shareholders are undertaking certain obligations and irrevocably directing the proxyholder to vote all securities of the Company beneficially owned by them in favor of the approval of this Agreement and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with Section 314 through 327 of the Companies Law, Merger Sub (as the target company (Chevrat Ha ‘Ya’ad)) shall be merged with and into the Company (as the absorbing company (HaChevra Ha ‘Koletet)), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Law. Pursuant to the Merger, the Surviving Corporation will succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Companies Law. Following the Merger, the Surviving Corporation shall: (a) be governed by the laws of the State of Israel; and (b) maintain a registered office in the State of Israel.

1.3 Closing; Effective Time. The closing of the Merger and the consummation of those transactions contemplated by this Agreement that are to be consummated at the time of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6 and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Merger shall become effective upon the issuance of the Certificate of Merger by the Companies Registrar in accordance with Section 323(5) of the Companies Law (the “Effective Time”).

1.4 Articles of Association; Directors. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Association of the Surviving Corporation shall be the same as the Articles of Association of the Company in effect at the Effective Time until thereafter amended in accordance with the Companies Law and such Articles of Association; and

(b) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

1.5 Effect on Share Capital.

(a) At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i) any Company Ordinary Shares held by the Company or any wholly owned Subsidiary of the Company (or held by the Company as dormant shares (Menayot Redumot)) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Company Ordinary Shares held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above, and subject to Section 1.5(b), each Company Ordinary Share outstanding immediately prior to the Effective Time shall be transferred to Parent and shall be registered in the name of Parent in the shareholders register of the Surviving Corporation in consideration for the right to receive US$21 in cash, without any interest thereon (the “Merger Consideration”);

(iv) all Company Options shall be treated in accordance with Section 5.5 hereof; and

(v) each ordinary share, par value NIS 0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding Company Ordinary Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate.

(c) If any Company Ordinary Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then the Merger Consideration payable in exchange for such Company Ordinary Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other conditions lapses or otherwise terminates. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Ordinary Shares outstanding immediately prior to the Effective Time shall automatically be transferred to Parent, and all holders of certificates representing Company Ordinary Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, other than the right of the holders of Company Ordinary Shares to receive the Merger Consideration set forth herein; and (b) the share transfer books of the Company shall be closed with respect to all Company Ordinary Shares outstanding immediately prior to the Effective Time. No further transfer of any Company Ordinary Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Company Ordinary Shares outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Share Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). As of the Effective Time, Parent shall have deposited with the Paying Agent, in trust for the benefit of the Persons who were registered holders of Company Ordinary Shares immediately prior to the Effective Time, cash in an amount equal to the aggregate consideration payable pursuant to Section 1.5(a)(iii). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.”

(b) As soon as practicable following the Effective Time, the Paying Agent will mail to the registered holders of Company Ordinary Shares: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and that the Company may reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such Company Share Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Share Certificates in exchange for the Merger Consideration. Upon surrender of a Company Share Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of Company Ordinary Shares represented by the Company Share Certificate; and (B) the Company Share Certificate so surrendered shall be canceled. If any cash is to be paid to a Person other than the Person in whose name the Company Share Certificate surrendered is registered, it shall be a condition of such payment that the Company Share Certificate so surrendered shall be properly endorsed (with such signature guarantees as may be required by the letter of transmittal) or otherwise in proper form for transfer, and that the Person requesting payment shall: (1) pay to the Paying Agent any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of the Company Share Certificate surrendered; or (2) establish to the satisfaction of Parent that such Tax has been paid or is not required to be paid. The exchange procedures shall comply with such procedures as may be required by the Israeli Withholding Tax Pre-Ruling (as defined in Section 5.3(b)), if obtained, and shall permit Parent (after consultation with the Company) to require holders of Company Ordinary Shares to provide any information as is reasonably needed to comply with the Israeli Withholding Tax Pre-Ruling. Until surrendered as contemplated by this Section 1.7(b), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive cash in an amount equal to the Merger Consideration multiplied by the number of Company Ordinary Shares represented by such Company Share Certificate, without interest thereon. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against the Paying Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Share Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Share Certificates as of the date 180 days after the Closing Date shall be delivered by the Paying Agent to Parent upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration, without any interest thereon.

(d) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Ordinary Shares or Company Options (and in connection with any assumption, conversion or replacement of any Company Options) such amounts as Parent reasonably determines is required to be deducted or withheld therefrom or in connection therewith under the Code, under the Israeli Income Tax Ordinance [New Version], 1961, as amended, or under any provision of state, local or non-U.S. Tax law or under any other applicable Legal Requirement, provided that, with respect to any withholding under Israeli Legal Requirements, the Paying Agent, Parent and the Surviving Corporation shall act in accordance with the Israeli Withholding Tax Pre-Ruling, if obtained. If the Israeli Option Tax Pre-Ruling contemplated by Section 5.3(b)(i)(C) is obtained, then, at the request of the holder of any Company Ordinary Shares held in trust under a “Section 102 Plan” at the Effective Time, the Paying Agent will make payment of the Merger Consideration that such holder is entitled to receive in exchange for such Company Ordinary Shares directly to the “Section 102 Plan” trustee in accordance with the terms of such ruling. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Ordinary Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

2.1 Subsidiaries; Due Organization; Qualification to do Business.

(a) The Company has no Subsidiaries, except for the corporations identified in Exhibit 21.01 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “Company Subsidiaries”); and neither the Company nor any of the Company Subsidiaries owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Company Subsidiaries. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized and validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2 Articles of Association and Memorandum of Association. The Company has made available to Parent accurate and complete copies of the Articles of Association and the Memorandum of Association of the Company and the charter and other organizational documents of each other Acquired Corporation, including all amendments thereto. The Company has made available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

2.3 Capitalization; Rights to Acquire Stock.

(a) The authorized share capital of the Company consists of 125,000,000 Company Ordinary Shares, par value NIS 0.01 per share, of which 29,687,736 shares have been issued and were outstanding as of May 31, 2005 and no shares were held by the Company as dormant shares (Menayot Redumot) as of May 31, 2005. No Company Ordinary Shares have been issued by the Company during the period commencing on May 31, 2005 and ending on the date of this Agreement. As of May 31, 2005: (i) 2,382,401 Company Ordinary Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company’s 2003 Omnibus Stock Option and Restricted Stock Incentive Plan; (ii) 1,661,652 Company Ordinary Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company’s 2004 Equity Incentive Plan. No Company Options have been granted during the period commencing on May 31, 2005 and ending on the date of this Agreement.

(b) All of the outstanding share capital of the Company has been duly authorized and validly issued, and are fully paid and nonassessable. None of the Acquired Corporations holds any Company Ordinary Shares or any rights to acquire Company Ordinary Shares, other than the Company Ordinary Shares held in the Company’s treasury or as dormant shares (Menayot Redumot) referred to in the first sentence of Section 2.3(a). None of the outstanding share capital of the Company is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding share capital of the Company is subject to any right of first refusal in favor of any of the Acquired Corporations. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any share capital of the Company. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding share capital of the Company or other securities.

(c) As of the date of this Agreement: (A) 272,381 Company Ordinary Shares are reserved for future issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “Company ESPP”); and (B) 1,557,556 Company Ordinary Shares are reserved for future issuance pursuant to stock options not yet granted under the Company Option Plans. Part 2.3(c) of the Company Disclosure

Schedule sets forth the following information with respect to each Company Option and each share subject to any repurchase right of the Company, in each case that was outstanding as of May 31, 2005: (1) the particular Company Option Plan (if any) pursuant to which such Company Option was granted; (2) the employee identification number of the holder of such Company Option or shares subject to such repurchase right; (3) the number of Company Ordinary Shares subject to such Company Option or repurchase right; (4) the exercise price of such Company Option; (5) the date on which such Company Option was granted or the shares subject to such repurchase right were issued; (6) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable or the extent to which the shares subject to such repurchase right have vested; (7) the date on which such Company Option expires; (8) whether such Company Option is: (x) an “incentive stock option” (as defined in the Code) or a non-qualified stock option; or (y) with respect to Company Options granted to Israeli tax payers, whether such Company Option was granted under the following sections of the Israeli Income Tax Ordinance: Section 3(i); Section 102 (prior to January 1, 2003); or Section 102 (on or after January 1, 2003, and in such event pursuant to which subsection of Section 102); and (9) whether the vesting of such Company Option or the shares subject to such repurchase right would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has made available to Parent accurate and complete copies of: (w) each Company Option Plan; (x) each other stock option plan pursuant to which any of the Acquired Corporations has ever granted stock options to the extent that any options remain outstanding thereunder; (y) each stock option plan under which any Entity has granted stock options that were ever assumed by any of the Acquired Corporations to the extent that any options remain outstanding thereunder; and (z) the forms of all stock option agreements evidencing options to purchase stock of any of the Acquired Corporations.

(d) Except as set forth in Section 2.3(c) or in Part 2.3(c) of the Company Disclosure Schedule (with respect to the aggregate data therein), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of any of the Acquired Corporations; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any share capital or any other securities.

(e) Except as set forth in Parts 2.3(c) or 2.3(e) of the Company Disclosure Schedule, there is no condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any share capital or other securities of any of the Acquired Corporations.

(f) All outstanding Company Ordinary Shares, all outstanding Company Options and all outstanding share capital and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with all requirements set forth in applicable Contracts.

(g) All of the outstanding share capital of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws). There are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

2.4 SEC Filings; Financial Statements.

(a) The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the

Company with or to, the SEC, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Company Certification was filed with or furnished to the SEC.

(b) The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Acquired Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has made available to Parent accurate and complete copies of all material policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has at all times been, in compliance with the applicable listing and other rules and regulations of The NASDAQ Stock Market and has not received any written notice from The NASDAQ Stock Market asserting any non-compliance with any of such rules and regulations.

(c) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(d) To the knowledge of the Company, the Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. The Company’s auditor was appointed, and the Company’s auditor has acted, in accordance in all material respects with all Legal Requirements, including pursuant to the relevant provisions of the Companies Law. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by the Company’s auditors for the Acquired Corporations were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e) The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, without limiting the generality of the foregoing, there are no material weaknesses in the design or operation of the Acquired Corporations’ internal controls over financial reporting that could reasonably be expected to adversely affect the ability of the Acquired Corporations to record, process, summarize and report financial information that have not been rectified. The Company has made available to Parent accurate and complete copies of all material policies, manuals and other documents promulgating, such internal accounting controls.

(f) None of the Acquired Corporations has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) since January 1, 2003.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between March 31, 2005 and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any share capital or other securities; or (ii) repurchased, redeemed or otherwise reacquired any share capital or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any share capital or other security (except for Company Ordinary Shares issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any share capital or any other security (except for Company Options or restricted shares identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any share capital or other security;

(e) the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock); or (v) the Change in Control Resolutions;

(f) there has been no amendment to the Articles of Association or Memorandum of Association of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

(g) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between March 31, 2005 and the date of this Agreement, exceeds US$2,000,000 in the aggregate;

(h) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Acquired Corporations has: (i) lent money to any Person (other than: (A) pursuant to, and in accordance with the terms of, a Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (B) routine travel and business expense advances made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(j) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (iii) materially increased the amount of compensation or remuneration payable to any of its directors, officers or other employees at the level of Vice President or above;

(k) none of the Acquired Corporations has waived any “standstill” provision;

(l) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(m) none of the Acquired Corporations has made any material Tax election or asked for or received any ruling in respect of any Tax, or entered into any Contract with any Governmental Body with respect to any Tax;

(n) none of the Acquired Corporations has commenced or settled any material Legal Proceeding;

(o) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(p) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(o)” above.

2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including all assets reflected on the Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Interim Balance Sheet). To the knowledge of the Company, all of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) liens for which an adequate reserve for payment has been established on the Unaudited Interim Balance Sheet; (iii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iv) liens described in Part 2.6 of the Company Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Unaudited Interim Balance Sheet (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.9).

2.7 Loans; Merchants.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 2.7(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each merchant or other Person that accounted for revenues of the Acquired Corporations of at least US$250,000 in the fiscal year ended December 31, 2004 or at least US$100,000 in the four months ended April 30, 2005. To the knowledge of the Company, since January 1, 2005, none of the Acquired Corporations has received any written notice indicating that any merchant or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule: (i) is dissatisfied in any material respect with any Company Service; or (ii) intends to cease using any Company Service.

2.8 Real Property; Equipment; Real Property Leases. All servers, other material hardware relating to any Company Service and other material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and, with due regard to the age thereof, taken as a whole are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted. None of the Acquired Corporations owns any real property or any interest in real property, except for the leaseholds created under the real property leases or subleases identified in Part 2.8 of the Company Disclosure Schedule. Except as set forth in the leases or subleases identified in Part 2.8 of the Company Disclosure Schedule, there is no Person in possession of any real property that is leased to any of the Acquired Corporations other than an Acquired Corporation.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each domain name or item of Registered IP that is owned by or registered or filed in the name of any of the Acquired Corporations (whether exclusively, jointly with another Person or otherwise) and that is material to the provision of any Company Service by any Acquired Corporation (“Company Domain Name” or “Company Registered IP,” respectively); (B) the jurisdiction in which such Company Domain Name or item of Company Registered IP has been registered or filed; and (C) any other Person that has an ownership interest in such Company Domain Name or item of Company Registered IP, and the nature of such ownership interest; and

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case used in the provision of any Company Service by any Acquired Corporation, is licensed to any Acquired Corporation (other than software license agreements for any third-party software that is generally available to the public at a cost of less than U.S. $50,000) (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has made available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Acquired Corporation (and no other standard form used by any Acquired Corporation at any time since January 1, 2003, has differed materially from the standard forms made available to Parent): (i) Contracts pursuant to which any merchant, consumer or other Person uses Company Services; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement or similar Contract.

(c) The Acquired Corporations exclusively own all right, title and interest to and in the Company Owned IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule or pursuant to license agreements for third-party software that is generally available to the public) free and clear of any Encumbrances (other than: (x) non-exclusive licenses granted by any Acquired Corporation in connection with the provision of Company Services in the ordinary course of business; and (y) as would not, and would not reasonably be expected to, materially interfere with the use of such Company Owned IP in providing any Company Services). Without limiting the generality of the foregoing:

(i) except as would not be, and would not reasonably be expected to be, material to the Acquired Corporations taken as a whole, the Acquired Corporations have a policy of securing from each Company Associate who is or was involved in the creation or development of any Company Owned IP, Company Service or Company Service Software a valid and enforceable agreement containing: (A) an assignment of Company Owned IP created or developed by the Company Associate and incorporated in the Company Service or Company Service Software to an Acquired Corporation; and (B) confidentiality provisions protecting such Company Owned IP to the extent the Acquired Corporations elect to maintain such Company Owned IP as confidential;

(ii) except as would not be, and would not reasonably be expected to be, material to the Acquired Corporations taken as a whole, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP (other than Company IP that is licensed to the Company by Persons who are not Company Associates);

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP, Company Service or Company Service Software, and to the knowledge of the Company, no Company Associate who was involved in, or who contributed to, the creation or development of any Company Owned IP performed services for any Governmental Body, university, college, research institute or other educational institution during a period of time during which such Company Associate was also performing services for any Acquired Corporation, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect;

(iv) each Acquired Corporation has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Company Owned IP held by any of the Acquired Corporations as a trade secret including: (A) obtaining an appropriate non-disclosure agreement prior to disclosing any trade secrets of any Acquired Corporation to a third party; and (B) imposing restrictions on unauthorized copying, unauthorized sale or transfer, recompilation, disassembly or reverse-engineering and other industry-standard restrictions on use prior to providing a third party with access to Company Owned IP;

(v) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company Owned IP; and

(vi) the Acquired Corporations own or otherwise have, and immediately after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights that are material to the provision of any Company Service by the Acquired Corporations as currently provided.

(d) All Company Registered IP (other than pending applications) is subsisting and, to the knowledge of the Company, is valid and enforceable. Without limiting the generality of the foregoing:

(i) all filings, payments and other actions required to be made or taken by an Acquired Corporation to maintain each item of Company Registered IP in full force and effect have been properly made and taken, except where the Company has reasonably decided to cease prosecution or maintenance or to otherwise abandon such Company Registered IP; and

(ii) no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Registered IP is being, has been or could reasonably be expected to be contested or challenged.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, and as a result of any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP, except, in each case, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(f) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since January 1, 2000 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence; provided, however, that the Company is not required to provide the information described in clauses “(i)” and “(ii)” of this sentence for correspondence or other communications that have been sent from time to time by the Company or any other Acquired Corporation to third parties based upon any unauthorized linking to any Acquired Corporation’s website, which correspondence or other communication did not result in any litigation, informal dispute resolution or other Legal Proceeding.

(g) None of the Acquired Corporations and none of the Company IP, Company Services or Company Service Software has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not result in and would not reasonably be expected to result in any liability that is material to the Acquired Corporations taken as a whole.

(h) No claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right is or, since January 1, 2003, has been pending or, to the knowledge of the Company, threatened against any Acquired Corporation or, to the knowledge of the Company, against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), and, since January 1, 2003, none of the Acquired Corporations has received any requests or notices from any third party alleging that the Company or any other Acquired Corporation is obligated to indemnify, defend, or hold them harmless with respect to any such claim or Legal Proceeding.

(i) Since January 1, 2003, none of the Acquired Corporations has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Services or the Company Service Software, and, to knowledge of the Company, none of the Acquired Corporations has received any non-written notice or other non-written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Services or the Company Service Software.

(j) None of the Company Service Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Service Software or any Company Service using, containing or including such Company Service Software.

(k) Part 2.9(k) of the Company Disclosure Schedule identifies all Open Source Software (as defined below) that is used by the Company in the Company Service Software. For purposes of this Agreement, “Open Source Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

(l) No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. Part 2.9(l) of the Company Disclosure Schedule identifies each Company Contract pursuant to which any Acquired Corporation is or may become obligated (with or without the passage of time, the occurrence of certain events or otherwise) to provide Company Source Code to any Person.

(m) The business of the Acquired Corporations as currently conducted does not require any Acquired Corporation to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended.

2.10 Contracts.

(a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Significant Contract (as defined below) as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Significant Contract”:

(i) any Contract: (A) constituting a Company Employment Agreement with any employee of any Acquired Corporation (other than an International Employee) and providing for termination of employment other than on an “at will” basis; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment (other than severance payments required to be made by any Acquired Corporation under applicable non-U.S. law) to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of US$75,000 to any Company Associate; or (D) pursuant to which any of the Acquired Corporations is or may become obligated to accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Acquired Corporations;

(ii) any Contract identified or required to be identified in Part 2.7(b) and 2.9 of the Company Disclosure Schedule, and any Contract (including outsourcing agreements) pursuant to which any Person has developed or created any Intellectual Property for or on behalf of any Acquired Corporation that is used in and is material to any Company Service Software or any Company Service (it being understood that proprietary information agreements and similar agreements with: (A) employees of the Acquired Corporations; or (B) consultants or independent contractors of the Acquired Corporations that are natural persons, need not be disclosed);

(iii) any Contract (other than Company Employment Agreements) relating to the provision of services to or on behalf of any Acquired Corporation, which services are material to any Company Service (including the hosting of any website of any Acquired Corporation or of any databases or other back-end systems supporting such website);

(iv) any Contract creating or relating to any partnership or joint venture or requiring any Acquired Corporation to share any revenues with any other Person that provided or provides for payments to such party in excess of US$100,000 in any fiscal year;

(v) any Contract with any manufacturer or other Person (other than Contracts with merchants) pursuant to which any Acquired Corporation licenses or is otherwise entitled to use any images, descriptions or trademarks of any products that are used in connection with the Company Services;

(vi) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vii) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person;

(viii) any Contract incorporating or relating to any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business and consistent with past practices;

(ix) any Contract relating to any currency hedging or derivatives (other than Company Options);

(x) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xi) any Contract relating to the lease or sublease by any of the Acquired Corporations of any real property;

(xii) any Contract with any: (A) search engine (or any affiliate thereof); (B) portal (or any affiliate thereof); or (C) other Person that provided more than 5% of the visitors to any website of any Acquired Corporation during the year ended December 31, 2004 or during the four months ended April 30, 2005;

(xiii) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of US$250,000 in the fiscal year ended December 31, 2004; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of US$250,000 in the fiscal year ending December 31, 2005; (C) involved the performance of services having a value in excess of US$250,000 in the fiscal year ended December 31, 2004; or (D) requires by its terms the performance of services having a value in excess of US$250,000 in the fiscal year ending December 31, 2005;

(xiv) any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions;

(xv) any Contract relating to the Specified Proceedings (as defined in Section 2.20(a));

(xvi) any Contract relating to the acquisition of a substantial portion of the assets of, or a substantial equity interest or other interests in, any other Entity or any business conducted by any other Entity; and

(xvii) any other Contract that is material to the Acquired Corporations taken as a whole.

The Company has made available to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract.

(b) Each Company Contract that constitutes a Significant Contract is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except, in the case of clauses “(i)” and “(ii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; (ii) to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Significant Contract; and (iv) since January 1, 2003, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that constitutes a Significant Contract, except, in the case of clauses “(i)” through “(iv)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(d) Part 2.10(d) of the Company Disclosure Schedule identifies: (i) each standard form of Company Contract governing any relationship between any Acquired Corporation and any user of Company Services relating to the “Smart Shoppers Club,” the “Cash Back” program or any other program in which any Acquired Corporation may have an obligation to pay any user of Company Services for purchases of third-party goods or services (collectively, the “Club Programs”); and (ii) each Company Contract that constitutes a Significant Contract in effect on the date of this Agreement that deviates in any material respect from the corresponding standard form described in clause “(i)” of this sentence. To the knowledge of the Company: (A) there have never been any claims or disputes relating to any Club Program brought by users of Company Services; (B) there has never been any actual or suspected fraudulent activity related to any Club Program; and (C) no Acquired Corporation has refused to make any payment claimed under any Club Program. The Company has made available to Parent a complete and accurate copy of each Company Contract identified in Part 2.10(d) of the Company Disclosure Schedule.

2.11 Liabilities. None of the Acquired Corporations has, and, to the knowledge of the Company, none of the Acquired Corporations is or may become responsible for performing or discharging, any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or reserved against, in the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Acquired Corporations in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since January 1, 2003 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, the operation of sweepstakes, contests and promotions, mortgage referrals, commercial email, exportation of goods and services, securities law matters and Taxes, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Since January 1, 2003, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or any written notice from any other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13 Certain Business Practices. None of the Acquired Corporations, and (to the knowledge of the Company) no Representative of any of the Acquired Corporations with respect to any matter relating to any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.14 Governmental Authorizations.

(a) The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Each Acquired Corporation is, and at all times since January 1, 2003 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2003, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Company Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Acquired Corporations, including Approved Enterprise Status from the Israeli Investment Center of the Israeli Ministry of Industry, Commerce and Labor (the “Investment Center”). The Company has never received any Grant from the Office of the Chief Scientist. The Company has made available to Parent accurate and complete copies of all documents requesting or evidencing Grants or amendments thereto submitted by the Acquired Corporations and of all letters of approval, and supplements thereto, granted to the Acquired Corporations, as well as all correspondence or written summaries pertaining thereto, and has provided Parent with an accurate and complete description of any unwritten or informal arrangements or understandings that relate to the Grants. None of the Acquired Corporations have or may have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with the Grants identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. The Acquired Corporations are in material compliance with all of the terms, conditions and requirements of their respective Grants and have duly fulfilled all the undertakings relating thereto. The Company has no knowledge of any intention of the Investment Center to revoke or materially modify any of the Grants or that the Investment Center believes that the Company is not in compliance in all material respects with the terms of any Grant. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule the effect of which would or would reasonably be expected to be material to the Acquired Corporations taken as a whole. None of the Acquired Corporations has developed any Intellectual Property through the application of any financing made available by any of the Grants.

2.15 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Unaudited Interim Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Unaudited Interim Balance Sheet through the Closing Date.

(c) No Acquired Corporation and no Acquired Corporation Return is currently subject to (or since January 1, 2000 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens or other Encumbrances for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable and liens for which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No written notice has ever been delivered by any Governmental Body to an Acquired Corporation in a jurisdiction where an Acquired Corporation does not file a Tax Return that claims that such Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Acquired Corporation is a party. None of the Acquired Corporations is liable for Taxes of any other Person pursuant to any Contract or any Legal Requirement (including pursuant to Treasury Regulation Section 1.1502-6 or any similar U.S. state or local or non-U.S. Legal Requirement), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any Contract providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person.

(g) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years. No

Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company or Shopping.com, Inc. is the common parent.

(i) The Company has made available to Parent accurate and complete copies of all income Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit (or the reopening of an audit), and all other material Tax Returns of the Acquired Corporations filed since December 31, 2001.

(j) The Company has disclosed on its income Tax Returns in any year for which the statute of limitations has not expired all positions that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(l) None of the Acquired Corporations has had a change of ownership for purposes of Sections 382 and 383 of the Code (or any similar U.S. state, local or municipal or non-U.S. Legal Requirement) as of the date of this Agreement. As of December 31, 2004, the Acquired Corporations had: (i) approximately US$74 million of U.S. federal net operating loss carryforwards, which begin to expire in 2019; (ii) approximately US$66 million of state net operating loss carryforwards, which begin to expire in 2006; (iii) approximately US$47 million of Israeli net operating loss carryforwards; (iv) approximately US$1.8 million of United Kingdom net operating loss carryforwards; (v) approximately US$6.2 million of German net operating loss carryforwards; (vi) approximately US$789,000 of U.S. federal research and development carryforwards, which expire in 2019; and (vii) approximately US$397,000 of state research and development carryforwards, which can be carried forward indefinitely. To the knowledge of the Company, there has been no indication from any Tax authority that the consummation of the Merger would adversely affect the Surviving Corporation’s ability to set off for Tax purposes in the future any and all losses accumulated by the Company as of the Closing Date, but the Merger will be a change of ownership for purposes of Sections 382 and 383 of the Code.

(m) Each of the Acquired Corporations has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, shareholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.

(n) The Acquired Corporations are in compliance with all material transfer pricing requirements in all jurisdictions in which the Acquired Corporations do business. None of the transactions between the Acquired Corporations and other related Persons (including the Acquired Corporations) would reasonably be expected to be subject to adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any similar U.S. state or local or non-U.S. Legal Requirement, and all of such transactions have been effected on an arm’s length basis. The Acquired Corporations have contemporaneous documentation of, and the Company has made available to Parent, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction. The Company has made available to Parent all intercompany Contracts relating to transfer pricing.

(o) No Acquired Corporation has been notified of any request for an audit or other examination by the Israeli Tax authorities or the Investment Center with respect to the Company’s status as an

“Approved Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959 asserting or, to the knowledge of the Company, threatening to assert, any claim for Taxes against Acquired Corporation.

(p) Except as contemplated in Section 5.3(b), no Acquired Corporation has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority. The Company has made available to Parent accurate and complete copies of any Tax ruling obtained from the Israeli Tax authorities with respect to Company Options.

(q) The Company and its shareholders are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.

2.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, the employment of each of the Acquired Corporations’ employees who perform services within the United States is terminable by the applicable Acquired Corporation at will.

(b) Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement: (i) no officer or other employee of any of the Acquired Corporations at the level of Vice President or above or having a base salary of at least US$150,000, NIS 645,000 or £75,000: (A) has provided written notice to any Acquired Corporation of any intention to terminate his or her employment with any of the Acquired Corporations; or (B) has notified any Acquired Corporation of any intention to terminate his or her employment with any of the Acquired Corporations as a result of the Contemplated Transaction; and (ii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of the Acquired Corporations.

(c) As of the date of this Agreement, none of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. There is no material claim or material grievance pending or, to the knowledge of the Company, threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(d) To the knowledge of the Company, none of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee, except as could not reasonably be expected to result in a material liability to any Acquired Corporation.

(e) The Company has made available to Parent an accurate and complete list, by country and as of the date hereof, of each material Company Employee Plan and each Company Employee Agreement. None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements).

(f) The Company has made available to Parent accurate and complete copies of: (i) all material documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, other than any written agreements with employees of the Acquired Corporations relating to Company Options or the Company ESPP; (vi) all material correspondence since January 1, 2004 to or from any Governmental Body relating to any Company Employee Plan; (vii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any non-U.S. Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is, to the knowledge of the Company, so tax qualified, and, to the knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Acquired Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(h) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of

Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Acquired Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(i) None of the Acquired Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(j) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under the Change in Control Resolutions or any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(k) Each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. No Acquired Corporation or Company Affiliate: (A) is liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(l) There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of an Acquired Corporation, and no payments have been made or will be made to any director or officer or other employee of an Acquired Corporation, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements). No Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(m) To the knowledge of the Company, neither: (i) the execution or delivery of this Agreement; nor (ii) the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted or any activity of any director or officer or other employee of an Acquired Corporation in connection with the carrying on of the business of any Acquired Corporation or any Company Affiliate as currently conducted, will or could reasonably be expected to, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under any Contract by which any such director or officer or other employee is now bound.

(n) Since January 1, 2003, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(o) Since January 1, 2003, no Acquired Corporation has undertaken any option re-pricing or option exchange program. Each option re-pricing or exchange program ever undertaken by any Acquired Corporation: (i) was effected in compliance in all material respects with all applicable Contracts; and (ii) has been accurately reflected in accordance with GAAP in the financial statements contained or incorporated by reference in the Company SEC Documents.

(p) With respect to employees of the Acquired Corporations who reside or work in Israel (the “Israeli Employees”): (i) the employment of each Israeli Employee is subject to termination upon up to 30 days prior written notice under the termination notice provisions included in the employment Contract with such Israeli Employee or applicable Legal Requirements; (ii) all obligations of the Acquired Corporations to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company’s financial statements, including the Unaudited Interim Balance Sheet; (iii) no Israeli Employee’s employment by any Acquired Corporation requires any special license, permit or other Governmental Authorization; (iv) there are no unwritten policies, practices or customs of the Acquired Corporations that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Legal Requirements or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning the payment of statutory severance pay when it is not required under applicable Legal Requirements). None of the Acquired Corporations is subject to, and no employee of any Acquired Corporation benefits from, any extension order (Tzavei Harchava) or any arrangement or custom with respect to employment or the termination thereof. For purposes of this Agreement, the term “Israeli Employee” shall be construed to include consultants and freelancers who devote a majority of their working time in Israel to the business of an Acquired Corporation or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to Israeli labor laws. The Company has made available to Parent an accurate and complete list of all Israeli Employees as of the date of this Agreement.

2.17 Environmental Matters.

(a) Since January 1, 2003, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or any written notice from any citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law (as defined in Section 2.17(d)), except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) To the knowledge of the Company: (i) all Company Real Property and any other property that is or was leased to or controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material amount of any Materials of Environmental Concern (as defined in Section 2.17(d)) or material environmental contamination of any nature; (ii) none of the Company Real Property or any other property that is or was leased to or controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Real Property or any other property that is or was leased to or controlled or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).

(c) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar U.S. state or local or non-U.S. list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18 Insurance. Each material insurance policy and self-insurance program or arrangement relating to the business, assets or operations of any of the Acquired Corporations is in full force and effect. Since January 1, 2003, none of the Acquired Corporations has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending: (i) material workers’ compensation claim; or (ii) other claim involving an amount in excess of US$100,000 in any individual case or US$500,000 in the aggregate, in each case under or based upon any insurance policy of any of the Acquired Corporations, except for routine claims with respect to the Company’s welfare plans, including medical insurance policies. With respect to each claim or Legal Proceeding that has been asserted or filed against any Acquired Corporation on or prior to the date of this Agreement, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed any Acquired Corporation of its intent to do so on or prior to the date of this Agreement.

2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred and no circumstance has existed that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.20(a) of the Company Disclosure Schedule: (i) there is no pending Legal Proceeding; and (ii) to the knowledge of the Company: (A) no Governmental Body has overtly threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, in the case of clauses “(i)” and “(ii)” of this sentence: (1) that involves: (A) any of the Acquired Corporations; (B) any securities of any of the Acquired Corporations; or (C) any alleged action or omission on the part of any director or officer of any Acquired Corporation in his or her capacity as such; or (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions (the Legal Proceedings identified in Part 2.20(a) of the Company Disclosure Schedule being referred to as the “Specified Proceedings”).

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations as it is currently conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) The facts and information that the Company has disclosed to Parent relating to the Specified Proceedings or any of the alleged acts or omissions that are the subject of any of the Specified Proceedings is accurate and correct. The Company SEC Documents contain all information with respect to the Specified Proceedings that is required to be disclosed by the rules and regulations of the SEC. The Company has made available to Parent: (A) copies of all documents providing indemnification and related obligations of the respective Acquired Corporations with respect to the Specified Proceedings; (B) any insurance coverage that applies to any of the Specified Proceedings; and (C) all Contracts that are material to any of the foregoing.

2.21 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) as of the date of this Agreement has: (a) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders; (b) unanimously determined that considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors; (c) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved this Agreement, the Merger and the other Contemplated Transactions; and (d) unanimously recommended the approval of this Agreement, the Merger and the other Required Approval Transactions by the holders of Company Ordinary Shares and directed that this Agreement, the Merger and the other Required Approval Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (as defined in Section 5.2(b)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22 Inapplicability of Anti-takeover Statutes. No state takeover statute or similar Legal Requirement (other than Sections 314-327 of the Companies Law) applies or purports to apply to the Merger, this Agreement, the Shareholder Undertakings or any of the Contemplated Transactions. To the knowledge of the Company, the Persons who have executed the Shareholder Undertakings collectively own of record approximately 21.5% of the Company Ordinary Shares outstanding as of the date of this Agreement.

2.23 Vote Required. Assuming neither Parent nor Merger Sub, nor any Person holding 25% or more of the shares or “means of control” (as such term is defined in the Companies Law) of Parent or Merger Sub own or hold any Company Ordinary Shares, the affirmative vote of a majority of the issued share capital is the only vote of the holders of any securities of the Company necessary to approve the Merger (the “Required Company Shareholder Vote”). The quorum required for the Company Shareholders’ Meeting is one or more shareholders who hold at least a majority of the voting rights of the issued share capital of the Company. No vote or approval of: (i) any court adjudicating the rights of any creditor of the Company or its Subsidiaries (pursuant to the rights of creditors under Section 319 of the Companies Law); (ii) any holder of any option granted by any Acquired Corporation; or (iii) any shareholder of any of the Company’s Subsidiaries, is necessary in order to approve or permit the consummation of the Merger.

2.24 Non-Contravention; Consents. Assuming compliance with (and receipt of all required approvals under) the applicable provisions of the Companies Law, the HSR Act, any non-U.S. Antitrust Law (as defined in Section 5.4) and the rules and regulations of The NASDAQ Stock Market, and assuming receipt of approval of the Investment Center, neither (1) the execution or delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles of Association of the Company or the charter or other organizational documents of any of the other Acquired Corporations; or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Grant or other Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations as currently conducted or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract that constitutes a Significant Contract; (ii) accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract that constitutes a Significant Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of any of the Acquired Corporations to any Person;

except, in the case of clauses “(a)” through “(f)” of this sentence, as would not and would not reasonably be expected to be material to the Acquired Corporations taken as a whole. Except: (i) disclosure and the filing of proxy materials required under the rules and regulations of the SEC or The NASDAQ Stock Market (as they relate to the Proxy Statement); (ii) as may be required by the HSR Act, any German Antitrust Law or the Companies Law; and (iii) the approval of the Investment Center, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25 Fairness Opinion. The Company’s board of directors has received the opinion of Credit Suisse First Boston, LLC (“CSFB”), financial advisor to the Company, dated June 1, 2005, that, as of the date of its opinion, the Merger Consideration to be received by the holders of Company Ordinary Shares in the Merger is fair, from a financial point of view, to such holders of Company Ordinary Shares.

2.26 Financial Advisor. Except for CSFB, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of CSFB.

2.27 Full Disclosure. The Proxy Statement, at the time it is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Etc.. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a company duly incorporated and validly existing under the laws of the State of Israel. Immediately prior to the Effective Time, Parent will own, directly or indirectly, of record and beneficially all outstanding shares of Merger Sub.

3.2 Authority; Noncontravention.

(a) Subject to obtaining the vote of Parent or an affiliate of Parent, as the case may be, as the sole shareholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. The board of directors of Merger Sub has determined: (a) that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; and (b) to recommend that Parent, as the sole shareholder of Merger Sub, approve this Agreement, the Merger and the other Required Approval Transactions.

(b) Except: (i) disclosure required under the rules and regulations of the SEC or The NASDAQ Stock Market (as they relate to the Proxy Statement); (ii) as may be required by the HSR Act, any German Antitrust Law or the Companies Law, (iii) for the approval of the Investment Center, and (iv) as would not have a material adverse effect on Parent’s ability to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

3.3 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

3.5 Financing. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger

3.6 Stock Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially own any Company Ordinary Shares.

3.7 Disclosure. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), the Company shall, and the Company shall, at reasonable times and upon reasonable notice, cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access, during normal business hours, to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations as Parent may reasonably request (in each case subject to such non-disclosure as may be necessary to avoid waiver of legal privileges). During the Pre-Closing Period, the Company shall, and the Company shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent, after the Closing, to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (i) unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, and, if prepared, statements of cash flows; (ii) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; (iii) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body; and (iv) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations, including the Specified Proceedings. Subject to applicable Legal Requirements, during the Pre-Closing Period, Parent shall promptly provide the Company with a copy of any material notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions, other than: (A) any documents that are required to be filed under Section 4(c) of the HSR Act or any similar Legal Requirement; and (B) any such notice, report or other document that Parent determines in good faith contains highly sensitive and confidential information and with respect to which Parent has so notified the Company. As soon as practicable following the date of this

Agreement, the Company shall make available for review by Parent and Parent’s Representatives in a data room at the offices of Fenwick & West LLP, located at 801 California Street, Mountain View (or at the offices of the Company’s Israeli counsel with respect to Israeli Tax Returns), all Tax Returns identified in Part 2.15(i) of the Company Disclosure Schedule, and shall cause such Tax Returns to remain available for review by Parent and Parent’s Representatives during the Pre-Closing Period.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices (including with respect to closing the Company’s books at the end of each calendar month); (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations and with all Governmental Bodies; (iii) the Company shall promptly notify Parent of: (A) any claim asserted by any Governmental Body; (B) any claim asserted in writing by any Person other than a Governmental Body; (C) any Legal Proceeding commenced; or (D) any Legal Proceeding, to the knowledge of the Company, threatened, in the case of clauses “(A)” through “(D)” against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to any of the Contemplated Transactions; and (iv) the Company shall: (A) to the extent practicable, provide Parent with reasonable advance notice of each material meeting, hearing, conference, filing or discussion to which it is a party or is otherwise involved relating to any of the Specified Proceedings; (B) consult with Parent prior to making any material decision relating to any of the Specific Proceedings; and (C) promptly notify Parent of any material development relating to any of the Specified Proceedings.

(b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities, other than to repurchase, in full compliance with applicable Legal Requirements, restricted Company Ordinary Shares held by an employee upon the termination of such employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any share capital or other security; (B) any option, call, warrant or right to acquire any share capital or other security; or (C) any instrument convertible into or exchangeable for any share capital or other security (except that: (1) the Company may issue Company Ordinary Shares: (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (y) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant Company Options to purchase no more than 100,000 (200,000 in the event the Effective Time shall not have occurred by September 15, 2005, but in no event more than 100,000 prior to September 15, 2005) Company Ordinary Shares in the aggregate to non-officer employees of the Company and newly-hired non-officer employees, provided that such Company Options: (x) shall have an exercise price equal to the fair market value of the Company Ordinary Shares covered by such options determined as of the time of the grant of such options; (y) shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to the Change in Control Resolutions or otherwise be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); and (z) shall contain the Company’s standard vesting schedule);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract or any of the terms of the Change in Control Resolutions, except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its Articles of Association or Memorandum of Association or the charter or other organizational documents of the other Acquired Corporations;

(v) (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) when added to all other capital expenditures made on behalf of the Acquired Corporations during the three-month period following the date of this Agreement, does not exceed US$2,000,000 in the aggregate; and (B) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement, does not exceed US$4,000,000 in the aggregate);

(vii) except as set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Significant Contract of the type described in Sections 2.10(a)(i), 2.10(a)(vi), 2.10(a)(vii), 2.10(a)(x), 2.10(a)(xi), 2.10(a)(xiv), 2.10(a)(xv) and 2.10(a)(xvi); (B) other than in the ordinary course of business and consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Significant Contract of the type described in Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(a)(iv), 2.10(a)(v), 2.10(a)(viii), 2.10(a)(ix), 2.10(a)(xii), 2.10(a)(xiii) and 2.10(a)(xvii); or (C) amend in any material respect or terminate, or waive any material right or remedy under, any Company Contract that constitutes a Significant Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices);

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

(x) lend money to any Person (other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, distribute any employee handbook to the Company’s employees in Israel, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable law; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement); (D) may comply with the Retention Plan, the 2005 Performance Incentive Plan and grant the employee bonus set forth in Part 4.2(b)(xi) of the Company Disclosure Schedule); and (E) may enter into an employment agreement reflecting the Norrington Parent Employment Arrangement referred to in Part 4.2(b)(xi) of the Company Disclosure Schedule;

(xii) promote any employee to the level of Vice President or above or change any employee’s title to Vice President or above, except in order to fill a position vacated after the date of this Agreement; or hire any employee at the level of Vice President or above or with an annual base salary in excess of US$150,000, NIS 645,000 or £75,000;

(xiii) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election, request any Tax pre-ruling (other than the Israeli Tax Rulings), request any material Tax ruling or apply for any additional incentives under the Israeli Investment Encouragement Law;

(xv) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(xvi) settle any Legal Proceeding (including the Specified Proceedings) or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than US$350,000 in the aggregate for all such settlements;

(xvii) enter into any Contract covering any Company Associate, or, other than payments pursuant to contracts identified in Part 2.16(l) of the Company Disclosure Schedule and in Part 4.2(b)(xvii) of the Company Disclosure Schedule, make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);

(xviii) except pursuant to arrangements that are in effect as of the date of this Agreement, apply for funding, support, benefits or incentives from the Office of the Chief Scientist of the Ministry of Trade, Industry and Labor of the State of Israel or from any other Governmental Body; or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall ensure that its Subsidiaries and the respective Representatives of the Acquired Corporations do not, directly or indirectly:

(i) solicit, initiate, induce, knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) except in accordance with Section 8.1(i), approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v) except in accordance with Section 8.1(i), enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that prior to the approval of this Agreement by the Required Company Shareholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal submitted to the Company by such Person (and not withdrawn) that the Company’s Board of Directors in good faith believes is reasonably likely to result in a Superior Offer by such Person (and not be withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and “standstill” provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company shall ensure that no affiliate or Representative of any of the Acquired Corporations takes any action inconsistent with any of the provisions set forth in the preceding sentence, and the Company acknowledges and agrees that any breach of any of the provisions set forth in the preceding sentence by any affiliate or Representative of any of the Acquired Corporations, whether or not such affiliate or Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company. For purposes of this Agreement, an affiliate or Representative of an Acquired Corporation, or any other Person, shall be deemed to have breached a provision of this Section 4.3 if such affiliate, Representative or other Person takes any action that would constitute a breach by the Company of such provision were the Company to take such action directly.

(b) If any Acquisition Proposal or Acquisition Inquiry is made or submitted by any Person during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will cause each such agreement to be enforced to the extent requested by Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 12 months in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Corporation to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement which shall be in form and substance reasonably satisfactory to Parent. The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and other applicable Legal Requirements; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by Parent; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable following the date of this Agreement. To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.

(b) If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the shareholders of the Company.

5.2 Merger Proposal; Company Shareholders’ Meeting.

(a) Promptly after the execution and delivery of this Agreement: (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law; and (ii) each of the Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar in accordance with Section 317(a) of the Companies Law. The Company shall cause a copy of the Merger Proposal to be delivered to each of its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and shall promptly inform its non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company complies with the preceding sentence, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Companies Law and the regulations promulgated thereunder.

(b) The Company shall take all action necessary under all applicable Legal Requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold a meeting of the holders of Company Ordinary Shares to vote on the approval of this Agreement, the Merger and the other Required Approval Transactions (the “Company Shareholders’ Meeting”). Subject to the notice requirements of the Companies Law and the Articles of Association of the Company, the Company Shareholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement, and, to the extent practicable, no later than the date 30 days after the date on which the staff of the SEC communicates its final clearance of the mailing of the Proxy Statement. The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements. In the event that Parent shall cast any votes in respect of the Merger, Parent shall disclose to the Company its interest in such shares so voted. Within three days after the approval of the Merger by the shareholders of the Company, the Company shall deliver to the Companies Registrar its shareholder approval notice in accordance with Section 317(b) of the Companies Law informing the Companies Registrar that the Merger was approved by the shareholders of the Company at the Company Shareholders’ Meeting.

(c) Subject to Section 5.2(d): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s shareholders vote to approve this Agreement, the Merger and the other Required Approval Transactions at the Company Shareholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s shareholders vote to approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. The Proxy Statement shall include the opinion of CSFB referred to in Section 2.25.

(d) Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) the Company shall have provided to Parent, at least 72 hours prior to each meeting of the Company’s board of directors at which such board of directors considers the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; (ii) the Company’s board of directors determines in good faith that the Company has received a Superior Offer that has not been withdrawn; and (iii) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law. The Company shall notify Parent promptly (and in any event within two hours) of: (A) any withdrawal of or modification to the

Company Board Recommendation; and (B) the circumstances surrounding such withdrawal or modification.

(e) Subject to Section 8.1(i), the Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 5.2(b) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Israeli Regulatory Matters.

(a) Each party to this Agreement shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Merger. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the approval of the Investment Center and any other Consents that may be required in connection with the Merger. Each of the Company and Parent shall cause their respective Israeli counsel and tax advisers to coordinate all activities and to cooperate with each other, including by providing each an opportunity to comment on all applications to Israeli Governmental Bodies, with respect to the preparation and filing of such notices or applications for approval and the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such Consents.

(b) As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company’s Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner applications for two rulings: (i) one ruling (the “Israeli Option Tax Pre-Ruling”) that: (A) confirms that the conversion or replacement of Company Options into or with options to purchase shares of Parent Common Stock in accordance with Section 5.5 (Company Options that are assumed, converted or replaced by Parent in accordance with Section 5.5 being referred to as “Assumed Options”) will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of such Assumed Options, or in the case of Assumed Options that are part of a “Section 102 Plan,” until the actual sale of the underlying shares of Parent Common Stock by the holders of such Assumed Options; (B) confirms that the “lock-up period” under any “Section 102 Plan” will continue to run and will not be restarted as a result of the assumption of the Assumed Options; (C) confirms that the payment of the Merger Consideration pursuant to this Agreement in exchange for Company Ordinary Shares held in trust at the Effective Time under a “Section 102 Plan” will not result in an immediate taxable event for the person entitled to such Company Ordinary Shares if such Merger Consideration is paid directly to the “Section 102 Plan” trustee and until such time as such Merger Consideration is subsequently paid by such trustee to the person entitled thereto, whether at the end of the statutory holding period or otherwise, in accordance with the terms of such ruling; and (D) confirms that the Merger does not constitute a “Disposition Date” as defined in paragraph 4 of the Israel income tax ruling issued to the Company on September 18, 2003, with respect to the exchange of certain options of the Company; and (ii) a second ruling that either: (A) exempts Parent, the Paying Agent and the Surviving Corporation from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or as part of the assumption, conversion or replacement of Company Options, or clarifying that no such obligation exists; or (B) clearly instructs Parent, the Paying Agent or the Surviving Corporation how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Ordinary Shares or Company Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Withholding Tax Pre-Ruling”, and together with the Israeli Option Tax Pre-Ruling, the “Israeli Tax Rulings”). Each of the Company and Parent shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to obtain the Israeli Tax Rulings as promptly as practicable.

(c) As soon as reasonably practicable after the execution of this Agreement, Parent shall cause its Israeli counsel to prepare and file with the Israeli Securities Authority an application for an exemption from the requirements of the Israeli Securities Law (1968) concerning the publication of a prospectus in respect of the exchange of the Company Options for the Assumed Options, pursuant to Section 15D of the Securities Law of Israel (the “Israeli Securities Exemption”). The Company shall cooperate and cause its Representatives to cooperate with Parent in connection with the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption.

(d) Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Body with respect to the Merger; (ii) keep the other parties informed as to the status of any such Legal Proceeding; and (iii) promptly inform the other parties of any communication with the Investment Center, the Companies Registrar or any other Israeli Governmental Body regarding the Merger or any of the other Contemplated Transactions. The parties to this Agreement shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Legal Proceeding or Consent of any Israeli Governmental Body relating to the Merger.

5.4 Other Regulatory Approvals. In addition to the obligations pursuant to Section 5.3 (but, in the case of Parent and Merger Sub, subject to the provisions of Section 5.8(b)), each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file any notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) and thereafter make any other required submissions under any Antitrust Laws. The Company and Parent shall use commercially reasonable efforts to (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-U.S. antitrust authority or other Governmental Body in connection with antitrust or related matters; (b) obtain any necessary approvals, and obtain the termination of any waiting periods, under any Antitrust Laws that apply to the Contemplated Transactions.

5.5 Stock Options and Company ESPP.

(a) Subject to Section 5.5(b), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall either: (i) assume such Company Option; or (ii) replace such Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Company Option is evidenced. Subject to Section 5.5(b), all rights to purchase Company Ordinary Shares under Assumed Options shall, effective as of the Effective Time, thereupon be converted into rights to purchase Parent Common Stock. Accordingly, except as set forth in Section 5.5(b), from and after the Effective Time: (A) each

Assumed Option may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of Company Ordinary Shares that were subject to such Assumed Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Company Ordinary Shares subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the assumption or replacement of such Assumed Option, subject to the terms of the Israeli Option Tax Pre-Ruling; provided, however, that: (1) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option. For the purpose of this Section 5.5(a), the “Conversion Ratio” shall mean the fraction (rounded to the nearest 1/10,000) having a numerator equal to the Merger Consideration and having a denominator equal to the average closing price of Parent Common Stock for the period of ten consecutive trading days ending on (and including) the second trading day prior to the Closing Date (adjusted to the extent appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock).

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), in the event that Parent does not receive the Israeli Securities Exemption prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is held by a resident of the State of Israel (each an “Israeli Option”), whether or not vested, shall not be converted into or become an option to purchase Parent Common Stock, but rather shall be converted into the right to receive, upon exercise of any portion of such Israeli Option, an amount in cash determined by multiplying the number of Company Ordinary Shares that were subject to such portion of such Israeli Option immediately prior to the Effective Time by the amount by which the Merger Consideration exceeds the per share exercise price of Company Ordinary Shares subject to such Israeli Option, as in effect immediately prior to the Effective Time. Any restriction on the exercise of any Israeli Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Israeli Option shall otherwise remain unchanged as a result of the conversion of such Israeli Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Israeli Option.

(c) Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Assumed Options.

(d) At the Effective Time, Parent may (but shall not be obligated to) assume any or all of the Company Option Plans or merge any of such Company Option Plans into any stock option plan of Parent. If Parent elects to so assume or merge any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares subsequently returned to such share reserves as a result of the termination of Assumed Options), except that: (i) stock covered by such awards shall be shares of Parent Common

Stock; (ii) all references in such Company Option Plan to a number of Company Ordinary Shares shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced Company Ordinary Shares by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Option Plan.

(e) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

(f) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole Company Ordinary Shares in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

5.6 Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for the sole purpose of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans (other than under any sabbatical program) for his or her years of continuous service with the Acquired Corporations prior to the Effective Time. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, Parent shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (A) cause to be waived, as required by applicable Legal Requirements, any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by any Acquired Corporation during the plan year in which the Effective Time occurs.

(b) Nothing in this Section 5.6 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.7(a)) to the extent of their respective rights pursuant to Section 5.7, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested by Parent at least five business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the board of directors of the applicable Acquired Corporation necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Acquired Corporation 401(k) Plan”). If the Company is required to terminate any Acquired Corporation 401(k) Plan, then the Company shall provide to Parent prior to the Effective Time written evidence of the adoption by the board of directors of the applicable Acquired Corporation of resolutions authorizing the termination of such Acquired Corporation 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which will not be unreasonably withheld).

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to comply with such requirements prior to the Effective Time.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification by any Acquired Corporation existing in favor of those Persons who are or were directors and officers of any Acquired Corporation as of or prior to the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers of any Acquired Corporation occurring prior to the Effective Time (as provided in: (i) the Company’s Articles of Association (as in effect as of the date of this Agreement); (ii) any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(vi) of the Company Disclosure Schedule; (iii) indemnification agreements entered into during the Pre-Closing Period in substantially the form of Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004; and (iv) the agreements and other documents referred to in the first and second paragraphs of Part 2.10(a)(vi) of the Company Disclosure Schedule (the agreements and documents referred to in clauses “(i)” through “(iv)” of this sentence being referred to as the “Indemnification Documents”), shall survive the Merger and be observed by the Surviving Corporation to the fullest extent available under the Indemnification Documents and applicable law for a period of seven years from the date on which the Merger becomes effective, and Parent shall cause the Surviving Corporation to so observe such rights (including, to the extent necessary, by providing funds to ensure such observance).

(b) From the Effective Time until the seventh anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of those Indemnified Persons who are currently insured under the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”) with respect to their acts and omissions as directors and officers of any Acquired Corporation occurring prior to the Effective Time, the Existing D&O Policy, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of US$1,500,000 (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The provisions of this Section 5.7(b) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.7(b), which policies provide such directors and officers with coverage comparable to the coverage provided by the Existing D&O Policy for an aggregate period of seven years following the Effective Time (and the Company may, if it obtains the prior written consent of Parent, obtain such a prepaid policy prior to the Effective Time, provided that the cost thereof shall not exceed the Maximum Premium). If such prepaid policies have been obtained prior to the Effective Time, Parent shall not cancel such policies.

(c) The obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 5.7), and in the event that Parent consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Section 5.7.

5.8 Additional Agreements.

(a) Subject to Section 5.8(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; (vi) take or commit to take any other action that limits Parent’s freedom of action with respect to, or its ability to retain, its Subsidiaries or any of the Acquired Corporations or any material portions thereof or any of the businesses, product lines, properties or assets of its Subsidiaries or any of the Acquired Corporations; or (vii) commence any Legal Proceeding against any Entity in order to facilitate the consummation of the Merger.

5.9 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions; provided, however, that the Company shall not, and the Company shall ensure that those Company Associates with authority with respect to matters relating to employee compensation, remuneration or benefits do not, communicate with any Company Associate regarding post-Closing compensation, remuneration or benefits without the prior written approval of Parent.

5.10 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each director of each of the Acquired Corporations (other than the resignation of Lorrie Norrington as a director of the Company).

5.11 Internal Controls. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to follow its established plan to achieve compliance with Section 404 of the Sarbanes-Oxley Act, as such plan was disclosed to Parent and its Representatives prior to the date of this Agreement. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses or significant deficiencies (or a series of control deficiencies that collectively are deemed to constitute a material weakness or significant deficiency) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness, significant deficiency or series of control deficiencies, as the case may be.

5.12 Approval of Sole Shareholder of Merger Sub; Notification to Registrar of Companies. Immediately following the approval of the Merger by the shareholders of the Company, Parent shall cause the sole shareholder of Merger Sub to approve the Merger as the sole shareholder of Merger Sub. No later than three days after the approval of this Agreement, the Merger and the other Required Approval Transactions by Parent, as the sole shareholder of Merger Sub, Merger Sub shall (in accordance with Section 317(b) of the Israeli Companies Law and the regulations thereunder) inform the Companies Registrar of such approval. In accordance with the customary practice of the Companies Registrar, Merger Sub shall request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as Merger Sub shall advise the Companies Registrar, which date shall be the first business day immediately following the Closing. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued as soon as possible after the Closing shall have taken place, but not before the Closing shall have taken place.

5.13 Tax Matters. In the event that any stamp duties are due to be paid in connection with the execution or performance of this Agreement, such duties shall be shared equally by Parent and the Company; provided, however, that if the Merger is not consummated as a result of a breach by a party of any of its representations, warranties or covenants set forth in this Agreement, the full amount of such duties shall be paid by such party.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Specified Representation made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) The Other Company Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Other Company Representation made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the condition set forth in this Section 6.1(b) shall be deemed to be satisfied even if the Other Company Representations shall not be accurate in all respects unless the circumstances constituting inaccuracies in the Other Company Representations (considered collectively) constitute, or would reasonably be expected to have or result in, a Company Material

Adverse Effect. For purposes of determining the accuracy of the Other Company Representations as of the dates set forth in the preceding sentence: (i) all “Company Material Adverse Effect” qualifications limiting the scope of the Other Company Representations (other than the Materiality Qualified Representations) or limiting the scope of the defined terms used in the Other Company Representations (other than the Materiality Qualified Terms) shall be deemed to refer to “adverse effect on the business or operations of the Acquired Corporations taken as a whole”; (ii) all other materiality qualifications limiting the scope of the Other Company Representations (other than the Materiality Qualified Representations) or limiting the scope of the defined terms used in the Other Company Representations (other than the Materiality Qualified Terms) shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Antitrust Approvals.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b) Any waiting period applicable to the consummation of the Merger under applicable German Antitrust Laws shall have expired or been terminated.

6.4 Investment Center Approval. Parent and the Company shall have obtained approval of the Merger from the Investment Center as required by applicable Legal Requirements.

6.5 Shareholder Approval. This Agreement shall have been duly approved by the Required Company Shareholder Vote.

6.6 Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 6.1(a), 6.1(b), 6.2, 6.5, 6.7 and 6.9 have been duly satisfied.

6.7 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger illegal.

6.9 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or a participant: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from Parent or any of its Subsidiaries or any of the Acquired Corporations any damages or other relief that could reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect the ability of Parent or any affiliate of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the share capital of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent, any affiliate of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by this Agreement; or (f) seeking to impose (or that, if adversely determined, could reasonably be expected to result in the imposition

of) any criminal sanctions or liability on any of the Acquired Corporations. (For purposes of this Section 6.9, a Governmental Body shall not be deemed to be a “party” or “participant” in a Legal Proceeding if the Legal Proceeding involves only non-governmental parties and the exclusive role played by such Governmental Body in such Legal Proceeding is that of court or judge.)

6.10 Sarbanes-Oxley Certifications. Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in Section 3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the condition set forth in this Section 7.1 shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively) constitute, or would reasonably be expected to have or result in, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger. For purposes of determining the accuracy of such representations and warranties as of the dates set forth in the preceding sentence, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Shareholder Approval. This Agreement shall have been duly approved by the Required Company Shareholder Vote.

7.4 Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 Antitrust Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company under U.S. or Israeli law shall have been issued by any U.S. or Israeli court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Israeli Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger by the Company illegal under U.S. or Israeli law.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Shareholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 15, 2005; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by December 15, 2005 is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(f);

(c) by Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by the Company if a U.S. or Israeli court of competent jurisdiction or other U.S. or Israeli Governmental Body shall have issued a final and nonappealable Order against the Company, or shall have taken any other final and nonappealable action directed at the Company, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger by the Company under U.S. or Israeli law;

(e) by either Parent or the Company if: (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to approve this Agreement, the Merger and the other Required Approval Transactions; and (ii) this Agreement, the Merger and the other Required Approval Transactions shall not have been approved at the Company Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have this Agreement approved by the Required Company Shareholder Vote is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(f);

(f) by Parent (at any time prior to the approval of this Agreement by the Required Company Shareholder Vote) if a Triggering Event shall have occurred;

(g) by Parent if: (i) any of the Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of the Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Other Company Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of the Other Company Representations as of the date of this Agreement or as of any subsequent date: (A) all “Company Material Adverse Effect” qualifications limiting the scope of the Other Company Representations (other than the Materiality Qualified Representations) or limiting the scope of the defined terms used in the Other Company Representations (other than the Materiality Qualified Terms) shall be deemed to refer to “adverse effect on the business or operations of the Acquired Corporations taken as a whole”; (B) all other materiality qualifications limiting the scope of the Other Company Representations (other than the Materiality Qualified Representations) or limiting the scope of the defined terms used in the Other Company Representations (other than the Materiality Qualified Terms) shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (iii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(h) by the Company if: (i) any of Parent’s representations and warranties shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(i) by the Company (at any time prior to the approval of this Agreement by the Required Company Shareholder Vote), in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement (as defined below) relating to such Superior Offer, if: (i) there shall not have been any material breach (or material deemed breach) of any material obligations contained in Section 4.3; (ii) the board of directors of the Company, after satisfying all of the requirements set forth in Section 5.2(d) in connection with such Superior Offer, shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”); (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Definitive Acquisition Agreement as an attachment) containing the Company’s representation and warranty that: (A) the board of directors of the Company has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(i); and (B) the Company intends to enter into the Specified Definitive Acquisition Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(i); (iv) a period of at least five business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment to this Agreement or a possible alternative transaction; (v) the Company shall have promptly advised Parent of any modification proposed to be made to the Specified Definitive Acquisition Agreement by the other party thereto; (vi) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the board of directors of the Company in good faith, and such board of directors shall have determined in good faith, after having obtained and taken into account a written opinion of an independent financial advisor of nationally recognized reputation, that the terms of the proposed amended agreement of merger (or other alternative transaction) are not as favorable to the Company’s shareholders, from a financial point of view and taking into consideration any other factors required by applicable Legal Requirements, as the terms of the transaction contemplated by the Specified Definitive Acquisition Agreement, as it may have been modified to make such terms more favorable to the Company; (vii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(e); and (viii) on the date five business days after Parent receives the written notice referred to in clause “(iii)” of this Section 8.1(i), the Company shall have executed and delivered to the other party thereto the Specified Definitive Acquisition Agreement (as it may have been modified to make it more favorable to the Company), and the Specified Definitive Acquisition Agreement (as it may have been so modified) shall have thereupon become fully binding and effective (it being understood that if the Company validly terminates this Agreement pursuant to this Section 8.1(i) by satisfying all of the conditions set forth in clauses “(i)” through “(viii)” of this Section 8.1(i), then the termination of this Agreement shall be deemed to occur contemporaneously with the execution and delivery of the Specified Acquisition Agreement by the Company).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Non-Waiver Agreement and Sections 1 though 8, 9(a), 9(b) and 10 through 14 of the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (c) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation or for any intentional and material breach of any representation or warranty contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable non-U.S. Antitrust Law.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; (iii) a final vote on the approval of this Agreement by the Company’s shareholders shall not have been held prior to the date of such termination; and (iv) on or prior to the first anniversary of such termination of this Agreement, either: (A) an Acquisition Transaction is consummated; or (B) a definitive agreement with respect to an Acquisition Transaction is entered into by an Acquired Corporation and, following such first anniversary, such Acquisition Transaction (or any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ controlled or controlling affiliates) is consummated, then, within two business days after the consummation of such Acquisition Transaction, the Company shall pay to Parent a nonrefundable fee in the amount of US$22,500,000 in cash.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; (iii) such Acquisition Proposal shall not have been publicly and unconditionally withdrawn on or before the date that is five business days prior to the date of the Company Shareholders’ Meeting; and (iv) on or prior to the first anniversary of such termination of this Agreement, either: (A) an Acquisition Transaction is consummated; or (B) a definitive agreement with respect to an Acquisition Transaction is entered into by an Acquired Corporation and, following such first anniversary, such Acquisition Transaction (or any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ controlled or controlling affiliates) is consummated, then, within two business days after the consummation of such Acquisition Transaction, the Company shall pay to Parent a nonrefundable fee in the amount of US$22,500,000 in cash.

(d) If this Agreement is terminated by Parent pursuant to Section 8.1(f), then, within two business days after such termination, the Company shall pay to Parent a nonrefundable fee in the amount of US$22,500,000 in cash.

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(i), then, prior to the time of such termination, the Company shall pay to Parent a nonrefundable fee in the amount of US$22,500,000 in cash.

(f) If: (i) at any time prior to the approval of this Agreement by the Required Company Shareholder Vote: (A) following either: (1) any disclosure, announcement, commencement, submission or making of an Acquisition Proposal; or (2) any Specified Action, Parent has requested that the Company’s board of directors reaffirm the Company Board Recommendation or its determination that the Merger is fair to, and in the best interests of, the Company and its shareholders; (B) a vote with respect to such reaffirmation was held; and (C) either: (1) less than all of the members of the Company’s board of directors voted in favor of the reaffirmation of the Company Board Recommendation; or (2) less than all of the members of the Company’s board of directors voted in favor of the reaffirmation of its determination that the Merger is fair to, and in the best interests of, the Company and its shareholders; and (ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(e), then the Company shall pay to Parent, at the time specified in the next sentence, a nonrefundable fee in the amount of US$22,500,000 in cash. In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

(g) If the Company fails promptly to pay when due any amount payable by the Company under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time (whether before or after the approval of this Agreement by the shareholders of the Company); provided, however, that after approval of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement, the other agreements and exhibits referred to herein and the Company Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that: (a) the Non-Waiver Agreement; and (b) Sections 1 through 8, 9(a), 9(b) and 10 through 14 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that Section 9(c) (standstill) of the Confidentiality Agreement is being superseded by this Agreement and Parent and the Company (on behalf of Shopping.com, Inc., its wholly-owned Subsidiary) agree that such Section 9(c) (standstill) shall cease to have any force or effect as of the date of this Agreement). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware; provided, however, that: (a) any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the jurisdiction of its incorporation; and (b) the Merger shall be governed by the Companies Law. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the Chancery Court of the State of Delaware; (b) agrees that the Chancery Court of the State of Delaware, shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in the Chancery Court of the State of Delaware, any claim that the Company is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) irrevocably waives the right to trial by jury.

9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns (except as expressly provided in Section 5.7(c)); provided, however, that (a) the rights and obligations of Merger Sub under this Agreement may be assigned or delegated by Merger Sub to any affiliate of Merger Sub that is a direct or indirect wholly-owned Subsidiary of Parent without the consent of the Company or of any other Person, provided that such assignment shall not adversely affect the rights and interests of the holders of Company Ordinary Shares, and in the event of any such assignment and/or delegation, all references in this Agreement to Merger Sub shall be deemed to instead refer to such affiliate; and (b) neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

Attn: General Counsel

Facsimile: (408) 376-7514

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Keith A. Flaum and Jane Ross

Facsimile: (650) 849-7400

and to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 94263 Israel

Fax: 972-2-623-9236

Attention: Barry Levenfeld, Adv.

Facsimile: +972-2-623-9236

if to the Company:

Shopping.com Ltd.

1 Zoran Street

P.O. Box 8393

Netanya 42504 Israel

Attention: Vice President, Finance

Facsimile: +972-9-892-1321

and to

Shopping.com, Inc.

8000 Marina Boulevard

5th Floor

Brisbane, California 94005

Attention: General Counsel

Facsimile: (650) 616-6510

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Gordon Davidson and Cynthia Clarfield Hess

Facsimile: (650) 938-5200

and to

Fenwick & West LLP

275 Battery Street

San Francisco, CA 94111

Attention: David Michaels

Facsimile: (415) 281-1350

and to:

Meitar Liquornik Geva & Leshem Brandwein

16 Abba Hillel Silver Rd.

Ramat Gan 52506, Israel

Attention: David S. Glatt, Adv.

Facsimile: +972-3-610-3111

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Where monetary thresholds set forth in Section 2 and 4 are denominated in U.S. dollars and not in any non-U.S. dollar currency, applicable expenditures, revenues, payments or other matters to be used in determining whether such threshold has been attained or exceeded shall include the amounts of all such expenditures, payments, revenues or costs made, earned, paid or otherwise denominated in non-U.S. dollar currencies, as such amounts are converted into U.S. dollars at the applicable exchange rate reported in the Wall Street Journal on: (i) with respect to thresholds set forth in Section 2, the date of this Agreement; and (ii) with respect to thresholds set forth in Section 4, the date that the applicable expenditure or payment is made.

(g) All references to “$” or “dollars” in this Agreement shall mean U.S. dollars. All references to “NIS” in this Agreement shall mean New Israeli Shekels. All references to “business days” shall mean days on which banks are open for business in California and in the State of Israel.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

EBAY INC.

By:	/s/ William C. Cobb
Name:	William C. Cobb
Title:	President, ebay North America

HARBOUR ACQUISITION LTD.

By:	/s/ Brian Levey
Name:	Brian Levey
Title:	Secretary

SHOPPING.COM LTD.

By:	/s/ Lorrie M. Norrington
Name:	Lorrie M. Norrington
Title:	Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Agreement. “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Change in Control Resolutions. “Change in Control Resolutions” shall mean: (a) resolution #8 of the resolutions adopted by the compensation committee of the Company’s board of directors on October 22, 2003; and (b) the resolutions adopted by the compensation committee of the Company’s board of directors on December 10, 2003.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Companies Law. “Companies Law” shall mean the Israeli Companies Law-5759-1999, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable non-U.S. law.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Services and all Intellectual Property Rights in or to Company Service Software; and (b) all other Intellectual Property Rights and Intellectual Property that are material to the business of the Acquired Corporations as currently conducted with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquired Corporations; (ii) the loss of (or failure to generate) revenues or website visitors resulting directly from a disruption in the Company’s relationships with merchants, portals and other similar Persons arising directly from the announcement or pendency of the Merger; (iii) resignations of any employees of the Company resulting directly from the announcement or pendency of the Merger; (iv) the failure by any of the Acquired Corporations to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (for which revenues or earnings are released) on or after the date of this Agreement (it being understood, however, that this clause shall not preclude any Effect causing or contributing to such failures to meet projections or predictions from constituting or giving rise to a Company Material Adverse Effect and any such Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) Effects resulting from any Shareholder Merger Litigation in which, based on the underlying merits of such Shareholder Merger Litigation, the prospects for an award of damages or injunctive relief against the Company and its directors are unlikely; (vi) the failure to obtain any required consent pursuant to the terms of the agreements identified in Part 2.24 of the Company Disclosure Schedule (including the termination of such agreements as a direct result of the failure to obtain such required consents); (vii) any developments in the Epinions lawsuit described in Part 2.3(e) of the Company Disclosure Schedule; and (viii) changes in the trading price or trading volume of Company Ordinary Shares (it being understood, however, that this clause shall not preclude any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Ordinary Shares from constituting or giving rise to a Company Material Adverse Effect and any such Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred); (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) the ability of Parent or any affiliate of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 2003 Omnibus Stock Option and Restricted Stock Incentive Plan; and (b) the Company’s 2004 Equity Incentive Plan.

Company Options. “Company Options” shall mean options to purchase Company Ordinary Shares from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Ordinary Shares. “Company Ordinary Shares” shall mean the ordinary shares, par value NIS 0.01 per share, of the Company.

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights and Intellectual Property with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Service. “Company Service” shall mean any service, search engine or platform: (a) developed, marketed, provided, licensed or made available, directly or indirectly, by or on behalf of any Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person).

Company Service Software. “Company Service Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party) contained or included in (or material to the operation of) any Company Service.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations, including the Company Service Software.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement dated as of May 11, 2005, between Shopping.com, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company and Parent, as amended by that certain Amendment dated as of May 18, 2005, between Shopping.com, Inc. and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the Shareholder Undertakings and the Noncompetition Agreements to be entered into by certain shareholders of the Company in favor of Parent in connection with the Merger.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, adverse claim, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Foreign Plan. “Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ National Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

International Employee. “International Employee” shall mean any employee of any Acquired Corporation who performs services to any Acquired Corporation as an employee primarily outside of the United States.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “knowledge” shall mean, with respect to any particular matter, the actual knowledge of the executive officers, the general counsel and the Chairman of the board of directors of the Company regarding such matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any U.S. federal, state, local or municipal, non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

Made Available. Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “made available” to Parent shall mean that such information, document or material was: (a) made publicly available on the SEC EDGAR database by the Company; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form; or (c) made available for review by Parent or Parent’s Representatives for a reasonable period of time in the data room established in connection with the Contemplated Transactions and located at the offices of Fenwick & West LLP, 801 California Street, Mountain View between May 25, 2005 and May 30, 2005 (it being understood that a “reasonable period of time” shall mean a period of time sufficient to allow Parent or Parent’s Representatives to have access to such information, document or other material after Parent or its Representatives were advised of the availability of such information, document or other material for review in the data room).

Materiality Qualified Representations. “Materiality Qualified Representations” shall mean the representations and warranties of the Company contained in Sections 2.4(a)(ii), 2.4(b), 2.4(e), 2.5(a), 2.5(l), 2.5(m), 2.5(n), 2.5(o), 2.10(a)(xvii), 2.16(f)(i) and 2.27 of the Agreement.

Materiality Qualified Terms. “Materiality Qualified Terms” shall mean the defined terms “Company IP” and “Company Service Software.”

Non-Waiver Agreement. “Non-Waiver Agreement” shall mean the Agreement as to Confidentiality and Non-Waiver of Privilege dated as of May 27, 2005 between Parent and the Company.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Company Representations. “Other Company Representations” shall mean the representations and warranties of the Company contained in Sections 2.1, 2.3(b), 2.3(c), 2.3(e), 2.3(f), 2.3(g), 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19. 2.20, 2.22, 2.24, 2.26 and 2.27 of the Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value US$0.01 per share, of Parent.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Required Approval Transactions. “Required Approval Transactions” shall mean the Contemplated Transactions that require approval by the shareholders of the Company under applicable Legal Requirements.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shareholder Merger Litigation. “Shareholder Merger Litigation” shall mean any shareholder class action or derivative litigation commenced against the Company or its directors on or after the date of the Agreement based on allegations that either the Company’s entry into the Agreement or the terms and conditions of the Agreement constituted a breach of the fiduciary duties of the Company’s board of directors, including related claims relating to the disclosure of the Merger, this Agreement and the Contemplated Transactions.

Specified Action. “Specified Action” shall mean any action taken by the Company or any member of the board of directors of the Company (other than discussions among the Acquired Corporations, Parent and their respective Representatives) from which a reasonable person would conclude that the board of directors of the Company does not unanimously support the Merger or does not unanimously believe that the Merger is fair to and in the best interests of the Company’s shareholders (it being understood that the mere public announcement of an Acquisition Proposal in accordance with applicable Legal Requirements shall not, in and of itself, constitute a Specified Action).

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.3(a), 2.3(d), 2.21, 2.23 and 2.25 of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the U.S. (or a combination of cash and equity securities traded publicly in the U.S.), all of the outstanding Company Ordinary Shares, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or otherwise, that: (a) was not obtained or made as a direct or indirect result of a breach of any provision of the Agreement, the Shareholder Undertakings or the Confidentiality Agreement; (b) is not subject to a financing contingency; and (c) is determined by the board of directors of the Company, in its good faith judgment, after obtaining and taking into account a written opinion of an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view (and taking into account any other factors required to be considered under applicable Legal Requirements) to the Company’s shareholders than the Merger.

Tax. “Tax” shall mean any U.S. federal, state, local or municipal, non-U.S. or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, alternative minimum tax, environmental tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or inflation linkage), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to any Taxes.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company’s shareholders vote to approve the Agreement, or shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is fair to and in the best interests of the Company’s shareholders; (c) following any Specified Action or any disclosure, announcement, commencement, submission or making of an Acquisition Proposal, the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is fair to and in the best interests of the Company’s shareholders, in a press release if so requested by Parent, within 10 days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than confidentiality agreements that the Company is required or permitted to enter into pursuant to the proviso to Section 4.3(a) of the Agreement; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, or filed with the SEC, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached (or be deemed to have breached) in any material respect any material obligations set forth in Section 4.3 of the Agreement.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated interim balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2005, included in the Company’s Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as filed with the SEC prior to the date of the Agreement.